Exhibit 99.1

BOISE INC.

Form of Restricted Stock Award Agreement

Officers

This Restricted Stock Award Agreement (the “Agreement”), is made as of May 2, 2008 (the “Award Date”), by and between Boise Inc. (“Boise”) and                              (“Awardee” or “you”) pursuant to the Boise Inc. Incentive and Performance Plan (the “Plan”) and pursuant to the following terms:

1.             Terms and Conditions; Definitions.  This Award is subject to all the terms and conditions of the Plan.  All capitalized terms not defined in this Agreement shall have the meaning stated in the Plan.

2.             Award.  You are awarded                        shares of Boise’s common stock, at no cost to you, subject to the restrictions set forth in the Plan and this Agreement.  These restricted shares are the “Award.”

3.             Time-Based Portion.  Fifty percent (50%) of the Award is subject to time-based vesting restrictions, as described below.

3.1           Restriction Period.  One-third of the time-based portion of the Award shall vest on each of the following dates:  February 28, 2009; February 28, 2010; and February 28, 2011 (each a “Vesting Date”), subject to the EBITDA goals in Section 3.2 below.  Any shares not vested on or before February 28, 2011, shall be forfeited.

3.2           EBITDA Goals.  EBITDA goals have been established for the time-based portion of the Award, as follows.

3.2.1

Single Year Goal. On each Vesting Date above, the Compensation Committee shall determine whether the company achieved $100 million of EBITDA in the prior fiscal year. If so, one-third of the time-based vesting shares shall vest on that Vesting Date. If not, the shares which would otherwise vest on that Vesting Date shall not vest at that time.

3.2.2

Three Year Goal. On February 28, 2011, the Compensation Committee shall determine whether the company achieved cumulative $300 million of EBITDA over the prior three fiscal years. If so, any shares which did not vest on the original Vesting Date pursuant to Section 3.2.1 shall vest on the final Vesting Date. If not, any shares which did not vest on the original Vesting Date pursuant to Section 3.2.1 shall not vest and shall be forfeited.

3.2.3

Definition of EBITDA. EBITDA means earnings before interest, taxes, and non-cash items such as depreciation, depletion and amortization, adjusted for non-cash long-term compensation, calculated by Boise based on publicly filed financial information.

4.             Performance-Based Portion.  Fifty percent (50%) of the Award is subject to performance-based vesting restrictions, as described below.

4.1           Restriction Period and Performance Goals.

4.1.1

Closing Price of $10 per Share. Twenty-five percent (25%) of the Award will vest on February 28, 2011, if the closing price of Boise Inc. stock has been at least $10 per share for at least 20 trading days in any period of 30 consecutive trading days between the Award Date and February 28, 2011.

4.1.2

Closing Price of $12.50 per Share. Twenty-five percent (25%) of the Award will vest on February 28, 2011, if the closing price of Boise Inc. stock has been at least $12.50 per share for at least 20 trading days in any period of 30 consecutive trading days between the Award Date and February 28, 2011.

4.1.3        Definition of Closing Price.  Closing Price means the closing price of Boise Inc. common stock on the New York Stock Exchange, or, if the stock is not listed on the New York Stock Exchange, any other established stock exchange or national market system on which the stock is listed.

4.2           Any shares not vested on February 28, 2011, shall be forfeited.

5.             Termination of Employment.  If you terminate employment before February 28, 2011, shares not vested at the time of your Termination of Employment will be treated as follows:

5.1           If your Termination of Employment is a direct result of the sale or permanent closure of any facility or operating unit of Boise, or a bona fide curtailment, or a reduction in workforce, as determined by Boise in its sole discretion, and you execute a waiver/release in the form required by Boise, or if your Termination of Employment is a result of your retirement, death, or total and permanent disability, you will receive a pro rata portion of the shares remaining unvested at the time of your Termination of Employment, calculated based on months worked during the restriction period, as follows:

5.1.1	The performance-based portion, based on the number of full months worked since the Award Date over 34 months; plus

5.1.2	The time-based portion of the Award scheduled to vest on February 28, 2011, based on the number of full months worked since the Award Date over 34 months; plus

5.1.3

If your Termination of Employment occurs prior to February 28, 2010, the time-based portion of the Award scheduled to vest on February 28, 2010, based on the number of full months worked since the Award Date over 22 months; plus

5.1.4

If your Termination of Employment occurs prior to February 28, 2009, the time-based portion of the Award scheduled to vest on February 28, 2009, based on the number of full months worked since the Award Date over 10 months.

The restrictions on any shares you receive under this Section 5.1 will lapse and the shares will vest as of the date of Termination of Employment.  Any unvested shares remaining will be forfeited.

For purposes of this Section 5.1, “retirement” means Termination of Employment at or after age 55 with at least 10 years of service, or Termination of Employment at or after age 65.

5.2           If your Termination of Employment is a direct result of a strategic transaction (e.g., a reorganization, sale, divestiture, or spin-off) involving an organizational unit larger than a single location, as determined by Boise in its sole discretion, and you execute a waiver/release in the form required by Boise, you will receive a portion of the unvested shares calculated according to Section 5.1, subject to change by the Compensation Committee of Boise’s board of directors, in its sole discretion.

The restrictions on any shares you receive under this Section 5.2 will lapse and the shares will vest as of the date of Termination of Employment.  Any unvested shares remaining will be forfeited.

5.3           If (i) you have a written severance agreement between you and Boise Paper Holdings, L.L.C. (or its successor under the terms of that agreement) specifying certain benefits upon a “Qualifying Termination” (as that term is used in the severance agreement), and (ii) your Termination of Employment occurs during the term of that severance agreement, and (iii) your Termination of Employment is not covered under either Section 5.1 or Section 5.2 above, but it is a “Qualifying Termination” under that severance agreement, you will receive a portion of the unvested shares calculated according to Sections 5.1.2, 5.1.3 and 5.1.4.  In addition, if at the time of your Termination of Employment, the performance goals in Section 4.1.1 and/or Section 4.1.2 have been met, then you will receive the portion of the Award with respect to which the applicable performance goals have been met.

The restrictions on any shares you receive under this Section 5.3 will lapse and the shares will vest as of the date of Termination of Employment.  Any unvested shares remaining will be forfeited.

5.4           Upon your voluntary or involuntary Termination of Employment for any other reason, all shares not yet vested at the time of termination will be immediately forfeited.

6.             Change in Control.  Upon a Change in Control prior to February 28, 2011, the following terms shall apply.

6.1           Time-Based Portion.  The time-based portion of this Award shall vest in full and be free of restrictions, except to the extent that a Replacement Award is provided to the Awardee, as described in Section 22 of the Plan.

6.2           Performance-Based Portion.  With respect to the performance-based portion of this Award, the performance goals in Sections 4.1.1 and 4.1.2 shall be deemed to have been met.  The performance-based portion of this Award shall vest in full and be free of restrictions, except to the extent that a Replacement Award is provided to the Awardee, as described in Section 22 of the Plan, provided that a Replacement Award shall not contain any performance goals but shall be time-vesting only.

7.             No Transfer.  The shares awarded pursuant to this Agreement cannot be sold, assigned, pledged, hypothecated, transferred, or otherwise encumbered prior to vesting.  Any attempt to transfer your rights in the awarded shares prior to vesting will result in the immediate forfeiture of the awarded shares.

8.             Rights.  Except as otherwise provided in the Plan and this Agreement, you have all the rights of a shareholder with respect to shares awarded and not forfeited, including the right to vote, except that you shall not be entitled to receive dividends with respect to the restricted shares during the restriction period.  Partial shares, if any, will be paid in cash upon vesting.

9.             Section 83(b) Election.  You agree not to make an “83(b) election” with respect to this Award.

You must sign this Agreement and return it to Boise’s Compensation Department on or before May 30, 2008, in order for the Award to be effective.  If this Agreement is not received by the Compensation Department on or before May 30, 2008, the Award will be forfeited.  Return your executed Agreement to:  Jeannine Sims, Compensation Department, Boise Paper Holdings, L.L.C., P.O. Box 990050, Boise, ID  83799-0050, or fax your signed form to 208-333-1846.

Boise Inc.	Awardee

By:
Name:
Title:

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